UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

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Citywire

XA investments floats liquidity plan for CLO fund amid proxy war

By Tania Mitra

July 28, 2026

Octagon has called this move 'vote-bait'.

The board of the XAI Floating Rate & Alternative Income Trust (XFLT) has said it will buy back shares in an effort to narrow the discount on the fund amid an ongoing proxy war regarding its future.

XA Investments (XAI), the fund’s adviser, said on Monday that the fund is prepared to offer up to three tender offers unless the discount is narrowed or specified net asset value (NAV) performance objectives are achieved. The implementation of this plan will depend on shareholders approving the change in the fund’s subadvisor to King Street Capital subsidiary Rockford Tower Asset Management.

In May, XAI fired Octagon Credit Investors, which had been the fund’s subadvisor since its 2017 launch, and chose Rockford Tower as its replacement. Octagon is contesting the change and has put forth its own proposal, calling for the removal of XAI from the fund, and instead appointing itself as its advisor. The shareholder vote is scheduled to take place on July 30.

This back and forth has been unfolding over the past two weeks and now XAI has come forth with this liquidity proposal. Each tender offer will be exchanged for cash. If it is oversubscribed, then shares will be repurchased on a pro rata basis.

‘XA Investments has been actively listening to XFLT shareholders feedback over the past several weeks. With the sub-advisor transition to King Street, we were focused primarily on improving XFLT NAV performance. XA Investments management is now seeking to improve the XFLT price performance which has been driven by both Octagon’s poor NAV performance and the fund’s permanent NAV losses experienced on Octagon’s watch,’ said XAI president Kim Flynn in an e-mail.

Under the plan, the initial tender offer would repurchase up to 12.5% of the fund’s then outstanding common shares, par value $0.01 per share at a price per share equal to 98% of NAV on the expiration date of the tender offer. This would take place about 45 days after the approval of the King Street sub-advisory agreement.

This will be followed by two additional tender offers - although these will not take place if the fund’s discount to NAV drops below 15% for three straight days over a specified period, or if its average daily NAV per share at the end of those periods is $0.25 higher than the value for the five days after the initial offer.

The first contingent tender offer would repurchase up to 7.5% of shares and take place 13 months after the initial tender offer. The second contingent tender offer would be for 5% of shares 25 months after the initial tender.

In a press release Tuesday morning, Octagon has called this move ‘vote-bait’ and an attempt to ‘pressure shareholders’ into approving the new subadvisor.

‘As a shareholder of XFLT, we welcome any efforts to close the trading discount to NAV, however belated or reactive,’ Octagon said. ‘But this announcement of a partly cancelable, contingent tender offer is tied to the acceptance of a new sub-advisor with no closed-end fund experience and whose parent company has reportedly “struggled with lackluster performance, fleeing clients and an exodus of long-tenured staff”. In our view, the appointment of this new sub-advisor would put the ongoing performance of the fund at risk.’

Octagon’s proposal includes converting XFLT into a ten-year trust, conducting a tender offer for 25% of the fund’s shares with no contingencies, reducing the management fee from 1.7% to 1.3%, appointing itself as the sole advisor with no subadvisor and reconstituting the fund’s board.

‘We believe these initiatives would drive down the trading discount to NAV substantially and provide material and lasting benefits for all shareholders—not just those who tender their shares,’ the firm said.

So far, Bulldog Investors, a ‘significant’ shareholder of the fund holding 310,000 shares, has said that it intends to vote for XAI’s proposal. Industry bodies Institutional Shareholder Services (ISS) and Glass Lewis have recommended the same while ratings agency Egan-Jones has recommended against XAI and in favor of Octagon’s proposal.

Even if shareholders vote against the XAI proposal, Octagon will not be automatically reinstated as the subadvisor and King Street will manage the fund on an interim basis regardless of the outcome.